Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

TLG ACQUISITION ONE CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Other	55,394,737(1)	—	$553,393,423(2)	0.00011020	$60,984

Fees to Be Paid	Equity	Warrants to Purchase Class A common stock	Other	239,532(3)	—	—	—	(4)

Fees to Be Paid	Equity	Class A common stock underlying the Warrants	Other	239,532(5)	—	$2,392,925(6)	0.00011020	$264

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$555,786,348		$61,248

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$61,248

(1)

Represents up to 55,394,737 shares of Class A common stock (“Common Stock”) of TLG Acquisition One Corp. (the “Registrant”) that may be issued pursuant to the Merger Agreement, dated as of November 13, 2022, by and among TLG Acquisition One Corp., Eagle Merger Corp. and Electriq Power, Inc. (“Electriq”) (the “Merger Agreement”), estimated solely for the purpose of calculating the registration fee, comprised of (i) up to 49,500,000 shares of Common Stock to be issued to holders of Electriq’s common stock, preferred stock, options, warrants and other convertible securities (“Electriq equityholders”) at the closing of the merger (the “Merger”) contemplated by the Merger Agreement, (ii) 5,000,000 shares of Common Stock (the “New Incentive Shares”) that will initially be held in an escrow account (as described in the Merger Agreement), and (iii) up to 894,737 shares of Common Stock that may be issued upon the conversion of Electriq’s $8.5 million convertible note to be assumed in the Merger.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Such amount equals the product of (i) $9.99, the average of the high and the low prices per share of the Common Stock, as reported on the New York Stock Exchange on November 4, 2022, which is within five business days prior to the filing of this registration statement, and (ii) the maximum aggregate number of shares of Common Stock of the Registrant proposed to be issued pursuant to this registration statement.

(3)	Consists of up to 239,532 of the Registrant’s warrants issuable in exchange for Electriq’s warrants outstanding immediately prior to the closing of the Merger (the “Replacement Warrants”).
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)	Represents the estimated number of shares of Common Stock issuable upon the exercise of the Replacement Warrants.
(6)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(1) and 457(c) under the Securities Act. Such amount equals the product of (i) $9.99, the average of the high and the low prices per share of the Registrant’s Common Stock, as reported on the New York Stock Exchange on November 4, 2022, which is within five business days prior to the filing of this registration statement, and (ii) 239,532 shares of Common Stock of the Registrant issuable in exchange for the Replacement Warrants.